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B A R O N

F U N D S

SECRETARY’S CERTIFICATE

I, Linda S. Martinson, Secretary of Baron Investment Funds Trust and all series thereof and Baron Select Funds and all series thereof (collectively the “Trusts”), organized under the laws of the Commonwealth of Massachusetts, and the laws of the State of Delaware, respectively, do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of the Trusts, at a meeting held the 20th day of May, 2008, at which a quorum was present and voting, and that the same has not been repealed or amended, and remains in full force and effect and does not conflict with the by-laws of the Trusts.

RESOLVED, that the bond required pursuant to Rule 17g-l under the Investment Company Act of 1940 be amended to include Baron Retirement Income Fund and that all steps to effectuate the amendment and the filing of the bond with the SEC as required be taken; and

RESOLVED, that the premium on such bond and the allocation thereof among the jointly insured parties is hereby approved.

Date:	May 20, 2008

/s/ Linda S. Martinson
Linda S. Martinson President, Chief Operating Officer, and Secretary